Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:Lauren Burgos Julie Leber

Spotlight Marketing CommunicationsSpotlight Marketing Communications

949.427.1399949.427.1391

lauren@spotlightmarcom.com julie@spotlightmarcom.com

SmartStop Self Storage REIT Acquires Self Storage Facility Near Phoenix

PHOENIX – July 15, 2019 – SmartStop Self Storage REIT, Inc. (“SmartStop”, f/k/a Strategic Storage Trust II, Inc.), a public non-traded real estate investment trust, announced today its acquisition of a 975-unit certificate of occupancy self storage facility in the Phoenix suburb of Gilbert, Arizona.

“Recognized as one of the most prosperous cities in the nation, best places to raise a family, and top five places to find a job, the community of Gilbert is a prime location for SmartStop’s newest facility,“ said Wayne Johnson, president and chief investment officer. “The facility is in close proximity to multiple employment corridors and boasts the highest percentage of family households in the state – factors which directly impact the demand for self storage.”

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 350 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through a wholly owned subsidiary, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc. and other private programs. It is the ninth largest self storage company in the U.S., with approximately $1.4 billion of real estate assets under management, including 113 properties in 17 states and Toronto, Canada that are directly owned and managed by SmartStop, as well as a growing portfolio of 19 properties in 7 states where SmartStop serves as the property manager for properties owned by its sponsored programs. In total, this portfolio comprises approximately 86,000 units and 9.9 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.